Exhibit 10.1

December 18, 2018

Melinta Therapeutics, Inc.

300 George Street

Suite 301

New Haven, Connecticut 06511

Re:	Financing Commitment

Ladies and Gentlemen:

Melinta Therapeutics, Inc. (the “Borrower”) has requested that Vatera Healthcare Partners LLC (“VHP”) and Vatera Investment Partners LLC (“VIP” and, collectively with VHP, the “Initial Lenders”) provide the Borrower with an up to $135,000,000 senior subordinated convertible loan facility (the “Facility”) on the terms and subject to the conditions set forth in Exhibit A hereto (the “Term Sheet”). Defined terms used but not defined herein shall have the meanings given thereto in the Term Sheet.

1. Commitment. VHP is pleased to inform you of its several, and not joint, commitment to provide up to $100,000,000 of the Facility and VIP is pleased to inform you of its several, and not joint, commitment to provide $35,000,000 of the Facility (such commitments, collectively, the “Commitment”). Notwithstanding anything herein to the contrary, the aggregate liability of the Initial Lenders under this letter shall at no time exceed the aggregate amount of the Commitment. For the avoidance of doubt, the obligation of the Initial Lenders (or their respective successors and permitted assigns) to fund the initial Loans on or after the Closing Date is subject in all respects to the conditions set forth under the heading “Conditions Precedent to Effectiveness and Initial Loans” in the Term Sheet and the obligation to fund subsequent Loans is subject in all respects to the conditions set forth under the heading “Conditions Precedent to Subsequent Loans” in the Term Sheet.

2. Termination. The Initial Lenders’ obligation hereunder to enter into the Loan Documents and fund the initial Loans on or after the Closing Date shall terminate automatically and immediately upon the earliest to occur of (i) the effectiveness on the Closing Date of the Loan Documents in accordance with the Term Sheet, at which time the respective commitments of the Initial Lenders hereunder shall be replaced with the respective commitments of the Initial Lenders under the Loan Documents, (ii) February 15, 2019 and (iii) the date that a third party acquires all of the capital stock of the Company through merger, purchase or otherwise. Upon such termination pursuant to this Section 2, the Initial Lenders shall not have any further obligation or liability hereunder with respect to the Commitment, provided, however that notwithstanding such termination, Sections 4, 5, 6, 7, 8 and 12 shall survive such termination. Notwithstanding any provision hereof to the contrary, the provisions of the Term Sheet set forth under “Right to Fund” and “Exit Fees” shall become effective immediately upon the effectiveness of this letter (whether or not the Loan Documents are executed) and shall remain effective notwithstanding the termination of this letter (unless expressly replaced by provisions of the Loan Documents providing for the rights set forth therein) or the Commitment.

3. Assignment. Subject to applicable securities laws, each Initial Lender may assign all or a portion of its obligation to fund the Commitment to another Initial Lender, to one or more affiliated investment funds or to other co-investors (which co-investors may include, for the avoidance of doubt, third party investors that are not affiliated with such Initial Lender or its affiliates) without the consent of the Borrower, but no such assignment (other than to another Initial Lender or affiliate of an Initial Lender) shall relieve any such Initial Lender of its obligations hereunder.

4. No Third Party Beneficiaries. Except to the extent set forth in Section 5, this letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this letter, express or implied, shall be construed to confer upon or give to any person or entity, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce, the Commitment or any provisions of this letter.

5. Limited Recourse; Enforcement; Indemnity.

(a) Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, the Borrower, by its acceptance of the benefits of the Commitment provided herein, covenants, agrees and acknowledges (i) that no person or entity other than the Initial Lenders (and their respective successors and permitted assigns) shall have any obligation hereunder or in connection with the transactions contemplated hereby, (ii) in no event shall the Borrower seek, and the Borrower shall cause each of its affiliates not to seek, any special, exemplary, consequential, indirect or punitive damages, or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other similar losses or damages, whether at law, in equity, in contract, in tort or otherwise, against any Initial Lender or any Specified Person (as defined below) (the “Non-Prohibited Claims”), and (iii) that, notwithstanding that an Initial Lender may be, or any of its successors and permitted assigns may be, a corporation, limited liability company or similar business entity, the Borrower shall have no right of recovery against, and no recourse shall be had against, and no personal liability shall attach to, any of the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, general or limited partners, managers, members, affiliates, attorneys or other representatives of such Initial Lender or any of such Initial Lender’s successors or assigns or any former, current or future director, officer, employee, direct or indirect equity holder, equity or other financing source, portfolio company, management company, controlling person, agent, general or limited partner, manager, member, stockholder, affiliate, attorney or other representative or successor or assign of any of the foregoing (together with any person or entity to whom any of the foregoing has assigned its obligations hereunder in accordance with the terms hereof, a “Specified Person” and together, the “Specified Persons”), hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a proceeding (whether at law, in equity, in contract, in tort or otherwise) by or on behalf of the Borrower against any Specified Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable law, or otherwise, except, for the avoidance of doubt, for its rights to recover from the Initial Lenders and their respective successors and permitted assigns (but not any other person or entity) under and to the extent provided in this letter and any other claims that are Non-Prohibited Claims; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Specified Person for any obligations of the Initial Lenders or any of their respective successors or permitted assigns under this letter or any documents or instruments delivered in connection herewith, in respect of any transaction contemplated hereby or in respect of any representations made or alleged to have been made in connection herewith or therewith or for any claim (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of such obligations or their creation.

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(b) Regardless of whether the Closing Date occurs, you agree to (a) indemnify, defend and hold the Initial Lenders and each of their officers, directors, managers, members, employees and agents (collectively, “Related Parties”) (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, investigations, litigation, proceedings, and related reasonable and documented out-of-pocket expenses (but limited to, in the case of attorneys’ fees, the reasonable and documented out-of-pocket fees, charges and disbursements of one external counsel for the Indemnitees, taken as a whole, and, if necessary, one additional conflicts counsel) to which any Indemnified Person may become subject in connection with this commitment letter, the Term Sheet, the Facility, the use or the proposed use of the proceeds thereof or the transactions contemplated by this commitment letter or the Term Sheet (each, a “Claim”), regardless of whether such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by or against a third party, you, or any of your affiliates), and (b) reimburse each Indemnified Person upon demand for all reasonable and documented out-of-pocket expenses (subject to the limitations set forth in clause (a) with respect to attorneys’ fees) incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (each, an “Expense”); provided that no Indemnified Person shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same is found by a final, non-appealable judgment of court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Indemnified Person or any of its Related Parties.

(c) Subject to Section 5(d), this letter may only be enforced by the Borrower, and none of the Borrower’s creditors and no other person or entity that is not a party to this letter shall have any right to enforce this letter or to cause the Borrower to enforce this letter.

(d) The Specified Persons are express third-party beneficiaries of this Section 5.

6. Confidentiality. This letter may not be used, circulated, quoted or otherwise referred to in any document (other than any SEC filing required to be made under applicable law, rule or regulation), except with the written consent of the Initial Lenders; provided, further, that any party hereto may disclose the existence of this letter to the extent required by any governmental or regulatory authority or as required by applicable law, rule or regulation, so long as the disclosing party (a) promptly notifies the Initial Lenders in reasonable detail of the circumstances giving rise to such required disclosure, (b) uses its reasonable best efforts to seek to limit such disclosure and maintain the confidentiality of this letter and the terms and conditions hereof and (c) uses its reasonable best efforts to give the Initial Lenders an opportunity to comment on such disclosure and to incorporate such comments therein.

7. Existing Purchase Agreement. Concurrently with the execution of this letter, the Company and VHP hereby agree that the Purchase Agreement, dated November 19, 2018, by and between the Company and VHP is terminated in all respects, except with respect to Article V (solely to the extent related to Section 5.1(iii), which, notwithstanding the terms thereof, the Company and VHP agree shall cover the period from and after the date of the Purchase Agreement ) or as otherwise set forth in Section 6.16 thereof.

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8. Governing Law; Consent to Jurisdiction.

(a) This letter (and any claim or controversy arising out of or relating to this letter) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court, or federal court of the United States of America, in each case sitting in the City, County and State of New York, and any appellate court from any thereof, in any action, suit or proceeding arising out of or relating to this letter or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each party hereby irrevocably and unconditionally: (i) agrees not to commence any such action, suit or proceeding except in such courts; (ii) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable Law, in such federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such New York state or federal court; and (iv) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such New York state or federal court. Each party agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

9. Entire Agreement; Amendments and Waivers. This letter, together with the Loan Documents, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings between any of the parties hereto with respect to the subject matter hereof and thereof. This letter may not be amended, and no provision hereof waived or modified, except by an instrument signed by each of the parties hereto.

10. Interpretation. The titles and captions in this letter are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this letter or otherwise affect the meaning or interpretation of this letter. The words “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

11. Counterparts. This letter may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument, and this letter shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page to this letter by facsimile or electronic transmission shall be effective as delivery of a mutually executed counterpart to this letter.

12. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL

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BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Severability. If any term or other provision of this letter is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto; provided, however, that this letter may not be enforced without giving effect to the provisions in Sections 1, 2, 3, 4 and 5 of this letter (including by giving effect to any maximum dollar amounts set forth therein). Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this letter so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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Very truly yours,

Initial Lenders:

VATERA HEALTHCARE PARTNERS LLC

By:	Vatera Holdings LLC, as manager

By:	/s/ Kevin Ferro
Name: Kevin Ferro
Title: CEO

Commitment Amount: $100,000,000

VATERA INVESTMENT PARTNERS LLC

By:	Vatera Holdings LLC, as manager

By:	/s/ Kevin Ferro
Name: Kevin Ferro
Title: CEO

Commitment Amount: $35,000,000

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Accepted and acknowledged:

The Borrower:

MELINTA THERAPEUTICS, INC.

By:	/s/ John H. Johnson
Name: John H. Johnson
Title: Interim CEO

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Exhibit A

MELINTA THERAPEUTICS, INC.

Senior Subordinated Convertible Loans

Term Sheet

Borrower:	Melinta Therapeutics, Inc. (the “Borrower”).

Guarantors:	Each of the Borrower’s direct or indirect subsidiaries that guarantees the Borrower’s obligations under the Facility Agreement, dated as of January 5, 2018 (as amended, supplemented or otherwise modified from time to time, the “Deerfield Facility Agreement”), among the Borrower, certain of its subsidiaries, the lenders parties thereto and Cortland Capital Market Services LLC, as agent (the “Guarantors”).

Lenders:	Initially, Vatera Healthcare Partners LLC (“VHP”), Vatera Investment Partners LLC (“VIP”) and certain of their respective affiliates (collectively, “Vatera”), subject to the right of Vatera to syndicate the Loans to one or more additional lenders (collectively with Vatera, the “Lenders”).

Commitment:	A senior subordinated convertible loan facility (the “Facility”) in a committed amount of $135 million.

Availability:	Borrowings under the Facility (“Loans”) shall be available on the following schedule:

1.  Subject to the conditions precedent set forth under “Conditions Precedent to Effectiveness and Initial Loans”, $75 million (but not less than $75 million), of Loans will be drawn in a single draw on the Closing Date. Such Loans shall be provided by VHP (or its permitted assigns).

2.  Subject to the conditions precedent set forth under “Conditions Precedent to Subsequent Loans”, (a) an additional up to $25 million of Loans may be drawn in a single draw after March 31, 2019, such Loans to be provided by VHP (or its permitted assigns), and (b) an additional up to $35 million of Loans may be drawn in a single draw after June 30, 2019, such Loans to be provided by VIP (or its permitted assigns).

No drawdowns will be permitted after July 10, 2019.

Ranking; Subordination:	The obligations under the Facility shall be senior unsecured obligations of the Borrower and each Guarantor and shall be subordinated to the obligations under the Deerfield Facility Agreement pursuant to a subordination agreement (the “Subordination Agreement”) on terms to be agreed with the lenders thereunder.

Exit Fees:	A fee of 1% of the aggregate amount of Loans funded under the Facility shall be payable on any repayment or conversion of such funded amount, on the portion of such funded amount so repaid or converted. In the case of conversion, such fee shall be converted to stock on the same basis as the principal balance of the Loans as set forth below under “Conversion”.

In addition, a fee of 3% of the portion of the aggregate committed amount of Loans not funded under the Facility shall be payable on any repayment in full or conversion in full of the Loans. In the case of conversion in full of the Loans, such fee shall be converted to stock on the same basis as the principal balance of the Loans as set forth below under “Conversion”.

Interest:	The Loans will bear interest at a rate equal to 5.0% per annum. Such interest shall be payable in kind, other than a portion thereof in an amount sufficient to cover any income taxes that would otherwise be payable by the Lenders in respect of “phantom income” on such paid-in-kind interest, which will be payable in cash.

Right to Fund:	If (a) the Company has received a bona fide offer from a third party to acquire 19% or more of the capital stock of the Company (whether through merger, purchase or otherwise) and (b) as of the date of such offer the aggregate amount of Loans funded under the Facility does not equal or exceed $75 million, VHP (or its permitted assignees) shall have the right (but not the obligation) to make a Loan (which Loan shall be convertible in the manner set forth under “Conversion” below) in an amount up to such unfunded amount (such that the total amount of the Loans funded hereunder is $75 million) prior to the consummation of such transaction.

Interest Payments:	Interest will be computed on the basis of a 360-day year for actual days elapsed. Interest paid in kind will be added to the principal balance of the Loans at the end of each fiscal quarter (and shall bear interest once added to such principal balance). Cash interest will be payable in arrears at the end of each quarter.

Use of Proceeds:	The proceeds of the Loans will be used for general corporate purposes, but shall not, without the prior written consent of VHP in its sole discretion, be used to pay all or any portion of any liability in excess of $15 million in the aggregate.

Term:	The maturity date (the “Maturity Date”) will be January 6, 2025.

Amortization:	None.

Optional Prepayments:	To the extent permitted under the Subordination Agreement, the Loans may be prepaid in whole or in part without premium or penalty, subject to the payment of any applicable Call Premium as set forth below, upon 15 business days’ prior written notice; provided, that no prepayment shall be permitted if the VWAP of the Borrower’s common stock for the five-trading-day period ending on and including the trading day immediately preceding the giving of such prepayment notice exceeds the Conversion Price. In the event the Borrower elects to pre-pay the Loans, the Lenders shall have the right, prior to such prepayment, to convert all or a portion of the Loans to be so prepaid (but, for the avoidance of doubt, not including any Call Premium) at the Fundamental Change Conversion Price described below under “Conversion.”

Call Premium:	Customary for financings similar to the Facility, which decreases over time to the maturity date.

Mandatory Prepayments:	Upon the occurrence of a Change of Control (to be defined consistent with the Deerfield Facility Agreement as amended in accordance with this Term Sheet), the Lenders shall have the right to either convert the Loans (as described below under “Conversion”) or require payment in full at par plus accrued and unpaid interest.

Conversion:	Convertible at the option of each Lender into convertible preferred stock of the Borrower (the “preferred stock”) at a conversion price of $1.60 per share (the “Conversion Price”) as described below. The preferred stock will be non-participating, convertible preferred stock, with no dividend rights (other than to participate in dividends paid on the common stock (as defined below) on an as-converted basis) or voting rights. The preferred stock will be senior to the common stock upon liquidation (with a liquidation preference equal to the Base Amount (as defined below)) and will be convertible into common stock of the Borrower at the Conversion Price (i.e., the initial conversion price of the preferred stock will be the same as the then applicable Conversion Price) as described below. The Conversion Price will be subject to adjustments customary for convertible notes for splits or combinations of, recapitalization or reclassification of, and the payment of dividends on, the Borrower’s common stock, par value $0.01 per share (the “common stock”), as well as the distribution of rights, options or warrants to all or substantially all holders of common stock at a price less than the five-trading-day VWAP of the common stock, and any tender offer by the Borrower for common stock at an amount exceeding the five-trading-day VWAP of the common stock; provided that the Conversion Price of the preferred stock shall not be subject to adjustment for any dividends or distributions in which the preferred stock participates. The issuance of additional shares of common stock or other securities (except for stock dividends on the common stock), including pursuant to employee equity plans, warrants or other exercisable or convertible securities, shall be excluded from such adjustments. The Conversion Price also will be subject to decrease in the event the Lender converts the Loans in connection with a “fundamental change” (to be defined in a manner customary for convertible notes), based on a customary make-whole table with inputs relative to either the average of the last reported sale prices of the common stock over the five trading day period ending on and including the trading day immediately preceding the effective date of the fundamental change (or the date of the prepayment notice, as applicable) or the cash price paid per share of common stock in the transaction (the “Fundamental Change Repurchase Price”); provided that, to the extent the Conversion Price would be decreased to an amount (the “Floor Price”) that would cause the number of underlying shares of preferred stock or common stock to exceed the amount of the then available authorized shares, the Company will obtain stockholder approval to increase the number of authorized shares or, absent such approval, the Conversion Price will be decreased to the Floor Amount and the balance of any make-whole amount will be paid in cash rather than settled in stock. In the event that a conversion during a prepayment period would also be deemed to be in connection with a fundamental change, a holder of the Loans to be converted will be entitled to a single adjustment to the Conversion Price with respect to the first to occur of the applicable redemption notice date or the effective date of the applicable fundamental change, and the later event will be deemed not to have occurred for purposes of the adjustments.

The Loans shall be convertible into a number of shares of preferred stock equal to (i) the aggregate principal amount of such Loans being converted (including any interest paid in kind that has been added to the principal balance of the Loans at the end of a fiscal quarter), plus any accrued and unpaid interest that is to be paid in kind at the end of the next fiscal quarter but has not yet been so paid, plus the portion of any Exit Fee attributable to the committed amount of the Loans being so converted (clause (i), collectively, the “Base Amount”), divided by (ii) the then applicable Conversion Price for the Loans. The shares of preferred stock shall be convertible into a number of shares of common stock equal to (i) the Base Amount (i.e., the liquidation preference of the preferred stock) divided by (ii) the then applicable Conversion Price for the preferred stock.

Documentation:	The definitive documentation for the Facility (the “Loan Documents”) shall consist of a credit agreement, one or more guarantee agreements, the Subordination Agreement and other customary documentation for similar financing transactions, in each case consistent with the terms and conditions set forth herein and otherwise in form and substance satisfactory to the Borrower and Lenders holding a majority of the Commitment (as defined in the Commitment Letter) (the “Majority Lenders”), who may approve the Loan Documents on behalf of each Lender.

Representations and warranties, affirmative covenants and events of default shall be substantially similar to those set forth in the Deerfield Facility Agreement and otherwise shall be customary for financing transactions similar to the Facility.

The documentation shall also contain “clear market” provisions, registration rights for the common stock, requirements to list the common stock underlying the loans on Nasdaq, indemnification and other covenants consistent with (taking into account the character of the loans and the application of the securities laws to convertible instruments) the terms of the existing Purchase Agreement, dated November 19, 2018, with VHP.

Negative Covenants:	To be substantially similar to those set forth in the Deerfield Facility Agreement and otherwise to be customary for financing transactions similar to the Facility and to include, without limitation, a prohibition on additional indebtedness for borrowed money other than purchase money debt and a senior-secured revolving credit facility (the “Permitted Revolver”), in each case to the extent permitted under the Deerfield Facility Agreement as in effect on the date hereof.

Conditions Precedent to Effectiveness and Initial Loans:	The effectiveness of the Facility (the date of such effectiveness, the “Closing Date”) and to the initial funding of the Facility will be subject to conditions precedent that are customary for financings similar to the Facility including, without limitation, the following:

1.  The Majority Lenders shall have received (a) the Loan Documents, duly executed and delivered by the parties thereto and (b) such other customary closing documents as the Majority Lenders shall have requested from the Borrower.

2. The Majority Lenders shall have received a duly executed notice of borrowing at least 5 business days prior to the proposed date of such borrowing.

3.  In the reasonable judgment of the Majority Lenders, no event or change shall have occurred that could reasonably be expected to result in a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Guarantors, taken as a whole, or (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform the obligations under the Loan Documents and/or the Deerfield Facility Agreement.

4.  The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (or, to the extent qualified by materiality or material adverse effect, in all respects) as of the date of such borrowing and after giving effect thereto (or, to the extent expressly made as of a prior date, such prior date).

5.  Before giving effect to such funding, no default or event of default shall have occurred and be continuing, and after giving effect to such funding, no default or event of default shall have occurred and be continuing or reasonably expected to occur under the Loan Documents.

6.  Before giving effect to such funding, no default or event of default shall have occurred and be continuing, and after giving effect to such funding, no default or event of default shall have occurred and be continuing or reasonably expected to occur under the Deerfield Facility Agreement.

7. The Closing Date shall have occurred no later than February 15, 2019.

8. All reasonable and customary expenses required to be reimbursed to the Lenders by the Borrower shall have been paid in full.

9. Stockholder approval (i) to increase the Borrower’s authorized share capital and (ii) to approve the issuance under applicable Nasdaq rules shall have been obtained.

10. The Borrower’s common stock shall remain listed on Nasdaq.

11. John Johnson shall be appointed as CEO (as opposed to Interim CEO) of the Borrower not later than the Closing Date.

12.  The Board shall have approved a go-forward operating plan, taking into account funding under the Facility, that shall not reasonably be expected to result in a default or event of default under the Loan Documents or the Deerfield Facility Agreement.

13. The Deerfield Facility Agreement shall have been modified in a manner reasonably satisfactory to the Majority Lenders and the Borrower as follows:

a.   The definition of “Change of Control” set forth in Section 1.1 thereof shall be amended to delete clause (c) thereof, which currently prohibits Vatera from owning 50% or more of the equity interests in the Borrower on a fully diluted basis. Clause (b) thereof will be amended to carve-out VHP, VIP and their respective affiliates from time to time.

b.  The definition of “Indebtedness” set forth in Section 1.1 thereof shall be amended to exclude from Indebtedness the existing obligations under (x) the Agreement and Plan of Merger, dated as of December 3, 2013, among The Medicines Company, Rempex Pharmaceuticals, Inc. and the other parties thereto and (y) the Purchase and Sale Agreement, dated as of November 28, 2017, between The Medicines Company and Melinta Therapeutics, Inc.

c.   Clause (n) of the definition of “Permitted Indebtedness” set forth in Section 1.1 thereof shall be waived to the permit the payment of cash interest on the Facility in the amounts set forth under “Interest” and “Interest Payments” above.

d.  Section 5.1(h) thereof shall not require that Borrower’s audited financial statements for the fiscal year ending December 31, 2018 be delivered without an explanatory paragraph expressing doubt as to the Borrower’s status as a going concern.

e. Section 5.1(v)(ii) thereof shall be amended to reduce the net sales covenant set forth therein for all periods after December 31, 2018, by 15%.

14.  The Majority Lenders shall not have become aware of any adverse information, fact or circumstance with respect to the Borrower and the Guarantors that is inconsistent with the information available to the Majority Lenders on the date of the Commitment Letter in any material respect.

15. All other aspects of the Loan Documents and the transactions contemplated hereby shall be acceptable to the Majority Lenders in their sole discretion.

Notwithstanding any provision of the Loan Documents, the Commitment Letter or this Term Sheet to the contrary, a determination by the Majority Lenders that any of the conditions precedent set forth under “Conditions Precedent to Effectiveness and Initial Loans” above, “Conditions Precedent to Subsequent Loans” below or otherwise set forth in the Loan Documents, have been met, or any decision by the Majority Lenders to waive any of such conditions, shall be binding upon all Lenders.

Conditions Precedent to Subsequent Loans:	Subsequent Loans will be subject to the following conditions precedent:

1. The Lenders shall have received a duly executed notice of borrowing at least 10 business days prior to the proposed date of such borrowing.

2.  In the reasonable judgment of the Majority Lenders, no event or change shall have occurred that could reasonably be expected to result in a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Guarantors, taken as a whole, or (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform the obligations under the Loan Documents and/or the Deerfield Facility Agreement.

3.  The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (or, to the extent qualified by materiality or material adverse effect, in all respects) as of the date of such borrowing and after giving effect thereto (or, to the extent expressly made as of a prior date, such prior date).

4.  Before giving effect to such funding, no default or event of default shall have occurred and be continuing, and after giving effect to such funding, no default or event of default shall have occurred and be continuing or reasonably expected to occur under the Loan Documents.

5.  Before giving effect to such funding, no default or event of default shall have occurred and be continuing, and after giving effect to such funding, no default or event of default shall have occurred and be continuing or reasonably expected to occur under the Deerfield Facility Agreement.

6.  Both before and after giving effect to the funding of the third tranche of the Loans, the Borrower shall have obtained a Permitted Revolver with respect to which no less than $10 million shall be available for drawing on and after such funding date (without giving effect to any repayment on such date with the proceeds of the Loans).

Indemnity and Expenses:	The Loan Documents will provide customary indemnification and expense reimbursement to the Lenders.

Assignments and Participations:	The Loans will be assignable by the Lenders to, and the preferred stock will be transferable to, QIBs or institutional accredited investors (other than competitors). Assignment of the Loans will also be subject to all applicable securities laws. The shares of preferred stock issuable upon conversion of the Loans, and the shares of common stock issuable upon conversion of the preferred stock, also will bear a customary restricted stock legend.

Voting:	Amendments, waivers and other modifications of the Loan Documents will require the prior written consent of the Majority Lenders and VHP.

Governing Law and Jurisdiction:	The Loan Documents will provide that the Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of the federal and state courts of the County and State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents.